Exhibit 99.1

[Equifax logo]	[Fair Isaac logo]

NEWS RELEASE

Contact (Media):	Contact (Investors):

Dianne Bernez	Jeff Dodge
Equifax	Equifax
(404) 885-8325	(404) 885-8804
dianne.bernez@equifax.com	investor@equifax.com

Craig Watts	John Emerick
Fair Isaac Corporation	Fair Isaac Corporation
(415) 492-5399	612-758-5560
craigwatts@fairisaac.com	johnemerick@fairisaac.com

Equifax and Fair Isaac Enter Partnership to Accelerate
Development and Delivery of New Analytic Solutions

ATLANTA and MINNEAPOLIS, June 10, 2008 – Equifax Inc. (NYSE: EFX) and  Fair Isaac Corp. (NYSE: FIC) announced today that they have established a partnership to develop and sell advanced analytics and scoring solutions for businesses and consumers. Under the agreement, the two companies will leverage Equifax’s consumer credit data and Fair Isaac’s scoring technology, and will jointly market and sell new FICO® analytic products.

The companies are also working together to accelerate testing and roll-out of the FICO 08 model for Equifax customers.

Separately, Fair Isaac has agreed to dismiss Equifax as a defendant in its lawsuit against VantageScore LLC and the three national credit reporting companies.

“Equifax and Fair Isaac have worked closely for many years, developing industry-leading credit tools. This new agreement further solidifies our working relationship and allows both companies to provide better solutions to their customers,” said Richard F. Smith, Chairman and CEO, Equifax.

“Our longstanding partnership with Equifax is entering a new phase – one that will drive rapid development and distribution of advanced analytic solutions,” said Mark Greene, CEO, Fair Isaac.

“When the world’s leading provider of analytics and decision management solutions aligns with one of the world’s leading information technology companies, the customers of both companies win.”

On the consumer side, Equifax and Fair Isaac have a long history of providing products that combine the Equifax credit report with the FICO Score, including the delivery of ScorePower™ and ScoreWatch™ through Equifax’s Personal Information Solutions business at Equifax.com, as well as through Fair Isaac’s myFICO.com web site. This new agreement creates additional opportunities for developing better tools and delivering them directly to consumers for use in managing their credit reputation and relationships.

About Equifax Inc. (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 14 countries throughout North America, Latin America and Europe.  Equifax is a member of Standard & Poor’s (S&P) 500® Index.  Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Equifax Statement Concerning Forward-Looking Information

Certain statements in this release relating to Equifax may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of Equifax’s views and assumptions regarding future events and business performance as of the time the statements are made.  Equifax does not undertake any obligation to update these statements.  Actual results may differ materially from those expressed or implied.  Such differences may result from actions taken by Equifax, including restructuring or strategic initiatives, as well as from developments beyond its control, including but not limited to changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for its products and services, its ability to develop new products and services, pricing and other competitive pressures, its ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing its business, including federal or state responses to identity theft concerns, and the outcome of pending litigation.  Additional factors are described from time to time in Equifax’s reports filed with the SEC, including those set forth under Item 1A, “Risk Factors” in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 31, 2008.

About Fair Isaac

Fair Isaac Corporation (NYSE:FIC) transforms business by making every decision count. Fair Isaac’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac at www.fairisaac.com.

Fair Isaac Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this press release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2007, and its quarterly report on Form 10-Q for the period ended March 31, 2008. Forward-looking statements should be considered with caution. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Fair Isaac’s results could differ materially from Fair Isaac’s expectations in these statements. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

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